Exhibit 99.1
As further discussed in Note 1 to our consolidated financial statements contained in Exhibit 99.3 of this Current Report on Form 8-K, our consolidated financial statements for the periods presented have been adjusted for the retrospective application of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1) (subsequently codified by the FASB in ASC 470-20 Topic of Debt with Conversion and Other Options). The financial information contained in the selected financial data below reflects only the adjustments described in Note 1 of Exhibit 99.3. The retrospective application of FSP APB 14-1 affected our fiscal years 2006 through 2008 and the selected financial data presented. No other modifications or updates to the disclosures have been made in this Current Report on Form 8-K for events occurring after February 27, 2009, the date of filing our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 with the Securities and Exchange Commission.
ITEM 6. Selected Financial Data
     The following selected data should be read in conjunction with our financial statements located elsewhere in this Annual Report on Form 10-K and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
FIVE YEAR SELECTED FINANCIAL DATA

(in thousands, except per share data)	2008(1,2)	2007(1)	2006(1,3)	2005(1,4)	2004(1)
Revenues	$1,620,323	$1,281,747	$1,151,175	$1,079,137	$911,558
Gross profit	940,752	715,887	608,331	549,535	464,207
Net income from continuing operations	4,356	106,238	53,188	102,348	66,597
Net income (loss) from discontinued operations	1,358	12,911	(266,808)	10,561	7,838
Net income (loss)	5,714	119,149	(213,620)	112,909	74,435
Earnings from continuing operations per common share:
Basic	$0.05	$1.13	$0.52	$0.99	$0.64
Diluted	$0.04	$1.10	$0.51	$0.92	$0.63
Earnings (loss) from discontinued operations per common share:
Basic	$0.01	$0.14	$(2.60)	$0.10	$0.08
Diluted	$0.01	$0.13	$(2.52)	$0.09	$0.06
Net income (loss) per share:
Basic	$0.06	$1.27	$(2.08)	$1.09	$0.72
Diluted	$0.05	$1.23	$(2.01)	$1.01	$0.69
Current assets	$1,612,171	$1,090,484	$740,604	$1,079,234	$1,265,104
Noncurrent assets	7,286,588	2,225,966	2,168,212	2,231,655	1,786,241
Current liabilities (including convertible debt)	1,007,242	234,413	228,086	468,148	168,791
Noncurrent liabilities (including convertible debt)	4,434,979	1,232,406	1,178,988	1,172,930	1,320,967
Total stockholders’ equity	3,456,538	1,847,125	1,736,146	2,170,084	2,060,678

(1)	During 2008, 2007, 2006, 2005 and 2004 the Company completed acquisitions that were not material and their results of operations have been included in the accompanying consolidated financial statements from their respective dates of acquisition. See Note 2 to the Notes to Consolidated Financial Statements.

(2)	2008 includes the results of operations of Applied Biosystems, Inc. as of November 21, 2008, the date of acquisition, which affects the comparability of the Selected Financial Data.

(3)	In 2006, the FASB issued Financial Accounting Standard 123 revised “Share Based Payments” in which share based payment is included in the results of operations and impacts the net income as reported. This adoption affects comparability between the Selected Financial Data. See Note 1 in the Notes to Consolidated Financial Statements.

(4)	2005 includes the results of operations of Dynal Biotech Holding as of April 1, 2005, the date of acquisition, which affects the comparability of the Selected Financial Data.